Exhibit 99.1

Infinity Pharmaceuticals Announces Value Preservation and Maximization Plan

CAMBRIDGE, Mass.--(BUSINESS WIRE)—July 25, 2023-- Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) (“Infinity” or the “Company”), a clinical-stage biotechnology company developing eganelisib, a potential first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic, today announced a series of actions designed to reduce the Company’s burn rate and enhance our ability to maximize value of eganelisib, following the termination of its previously announced merger agreement with MEI Pharma, Inc.

The Company continues to believe, based on the data generated to date, that eganelisib offers a near-term value creation opportunity that would be attractive to potential third-party acquirers. Infinity has advanced eganelisib toward the initiation of a planned global Phase 2 clinical trial in head and neck squamous cell carcinoma, and, following FDA feedback, has submitted the final protocol to the FDA.

Infinity’s Board of Directors (the “Board”) intends to seek a strategic transaction to maximize eganelisib’s potential and intends to retain SSG Capital Advisors LLC, an independent investment bank, to lead this process.

In parallel, in order to reduce ongoing expenditures Infinity is implementing the following measures:

•	A reduction in force of 21 employees or approximately 78% of the current workforce.

•	A reduction in the size of the Board from eight members to five, with Dr. Brian Schwartz, Dr. Sam Agresta, and Mr. Sujay Kango departing.

•	The remaining five members of the Board have agreed to serve without compensation for the remainder of their Board service.

The reduction in force and other value preservation measures are expected to result in a one-time charge of $3.4 million in severance and restructuring costs in the third quarter of 2023.

The Company is evaluating whether to withdraw the request that it submitted to Nasdaq for an appeal of Nasdaq’s delisting determination regarding the Company’s common stock. The Company expects that a withdrawal would result in the delisting of its shares from Nasdaq.

About Infinity Pharmaceuticals

Infinity Pharmaceuticals, Inc. (Nasdaq: INFI) is a clinical-stage biotechnology company developing eganelisib (IPI-549), a potential first-in-class, oral, immuno-oncology macrophage reprogramming therapeutic which is designed to address a fundamental biologic mechanism of immune suppression in cancer in multiple clinical studies. For more information on Infinity, please refer to Infinity’s website at www.infi.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of the federal securities law. Such statements are based upon current plans, estimates and expectations of the management of Infinity that are subject to various risks and uncertainties that could cause actual results to differ materially from such statements. The inclusion of forward-looking statements should not be regarded as a representation that such plans, estimates and expectations will be achieved. Words such as “anticipate,” “expect,” “project,” “intend,” “believe,” “may,” “will,” “should,” “plan,” “could,” “continue,” “target,” “contemplate,” “estimate,” “forecast,” “guidance,” “predict,” “possible,” “potential,” “pursue,” “likely,” and words and terms of similar substance used in connection with any discussion of future plans, actions or events identify forward-looking statements. All statements, other than historical facts, including statements regarding the potential value of eganelisib; the Company’s plans regarding a planned global Phase 2 clinical trial evaluating eganelisib in head and neck squamous cell carcinoma; the potential for the Company to identify and consummate a strategic transaction for eganelisib; expectations regarding the amount and timing of a one-time charge in severance and restructuring costs; the Company’s plans regarding its evaluation of its appeal request to Nasdaq; the potential, safety, efficacy, and regulatory and clinical progress of eganelisib, including the anticipated timing for initiation of clinical trials and release of clinical trial data and the expectations surrounding potential regulatory submissions, approvals and timing thereof; and any assumptions underlying any of the foregoing, are forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. For example, substantial doubt exists about the company’s ability to continue as a going concern. In addition, there can be no guarantee that eganelisib will successfully complete necessary preclinical and clinical development phases, that the Company will be successful in establishing a strategic partnership to further the development of eganelisib or that any positive developments in Infinity’s product portfolio will result in stock price appreciation. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: Infinity’s ability to continue as a going concern; Infinity’s ability to successfully identify one or more strategic opportunities for eganelisib; the cost, timing and results of clinical trials and other development activities that may be delayed or disrupted by the COVID-19 pandemic or otherwise; the content and timing of decisions made by the FDA and other regulatory authorities; Infinity’s ability to obtain and maintain requisite regulatory approvals; unplanned cash requirements and expenditures; development of agents by Infinity’s competitors for diseases in which Infinity is currently developing or intends to develop eganelisib; and Infinity’s ability to obtain, maintain and enforce patent and other intellectual property protection for eganelisib. These and other risks which may impact management’s expectations are described in greater detail under the caption “Risk Factors” included in Infinity’s annual report and quarterly reports filed with the Securities and Exchange Commission (SEC), and in other filings that Infinity makes with the SEC, available through the Company’s website at www.infi.com. Any forward-looking statements contained in this press release speak only as of the date hereof, and Infinity does not undertake and expressly disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference.

Infinity Contact
Melissa Hackel
Tel: 617-453-1117